DATE: April 29, 2004

American Medical Systems
Reports 20 Percent Sales Growth
for First Quarter

Net Income Rises 47 Percent
on Sales & Marketing Leverage

     MINNEAPOLIS, April 29 – American Medical Systems Holdings Inc. (NASDAQ: AMMD) reported record sales in the first quarter of 2004 of $47.3 million, a 20 percent increase over sales of $39.3 million in the comparable quarter of 2003 (17 percent without gain from currency exchange rate changes). Net income in the quarter was $8.0 million, or $0.23 per share, up 47 percent from $5.5 million, or $0.16 per share, in the comparable quarter of 2003.

     Douglas W. Kohrs, Chairman and CEO, commented, “We are proud of our performance and the progress we are making with our broad range of product offerings. Women’s health revenues led our growth in the quarter at 61 percent above last year’s first quarter. Male continence posted a record quarter, achieving 21 percent growth over the comparable 2003 period. Our business outside the U.S. showed great strength, turning in growth of 34 percent before the favorable impact of currency exchange. We again demonstrated improved operating leverage as evidenced by significant operating margin improvement over the first quarter of 2003.”

     Mr. Kohrs added, “Products new to AMS since last year’s first quarter contributed significantly to the current quarter’s growth. Continued development of the six new products for 2004 highlighted during our February conference call were a primary focus of the company during the first quarter. We remain on track to meet our 2004 launch schedules and look forward to providing these innovative products to meet the needs of our rapidly expanding markets.”

Outlook

     For the year 2004, the Company continues to expect annual sales to increase 16 to 19 percent over 2003 sales, generating earnings per share of $0.94 to $0.98.

     In the second quarter of 2004, AMS expects total revenues to be in the range of $48 to $50 million dollars, and earnings per share of $0.23 to $0.25.

Earnings Call Information

     American Medical Systems will host a conference call today at 5:00 p.m. eastern time to discuss its first quarter 2004 results. The call will be webcast through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay two hours after the completion of the call.

About American Medical Systems

     American Medical Systems, headquartered in Minnetonka, Minnesota, is a world leader in medical devices and procedures to treat erectile dysfunction; other men’s health problems, including incontinence, benign prostate hyperplasia, and stricture; and women’s health problems, including menorrhagia, incontinence, and other pelvic floor defects. Although not often life-threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer life expectancy, higher quality-of-life expectations, and greater awareness of new treatment alternatives. Physicians use American Medical Systems’ products to

American Medical Systems
April 29, 2004

reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive surgery. The company’s products were used to treat over 109,000 patients in 54 countries during the last 12 months. More information about the company and its products may be found at the company’s website: www.AmericanMedicalSystems.com.

Forward-Looking Statements

     Statements about the company’s future product availability, sales, and financial results are forward-looking statements subject to risks and uncertainties including the timing and success of new product introductions, continued physician endorsement and use of the company’s products, competitor activities, changes in reimbursement rates, potential product recalls, and the integra- tion of acquired businesses and product lines. These risks and others are more fully described in the company’s Annual Report on Form 10-K for the year ended January 3, 2004, and its other SEC filings. Actual results may differ materially from anticipated results.

Contact:	Doug Kohrs
Chairman and Chief Executive Officer
952-930-6118
Doug.Kohrs@AmericanMedicalSystems.com

Carmen Diersen
Executive Vice President
and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

American Medical Systems
April 29, 2004

American Medical Systems Holdings Inc.
Statement of Operations
(In thousands, except per share data)

	Three months ended March
	2004	2003
Net sales	$47,313	$39,347
Cost of sales	8,930	6,943

Gross profit	38,383	32,404
Operating expenses
Marketing and selling	16,493	14,797
Research and development	3,584	3,791
General and administrative	4,876	4,070
Amortization of intangibles	1,061	1,065

Total operating expenses	26,014	23,723
Operating income	12,369	8,681
Other income (expense)
Royalty income	491	777
Interest income (expense), net	(63)	(596)
Other income (expense)	(156)	35

Total other income (expense)	272	216
Income before income taxes	12,641	8,897
Provision for income taxes	4,614	3,443

Net income	$8,027	$5,454

Net income per share
Basic	$0.24	$0.17
Diluted	$0.23	$0.16
Weighted average shares used in calculation
Basic	33,242	32,547
Diluted	34,999	34,042

American Medical Systems
April 29, 2004

American Medical Systems Holdings Inc.
Consolidated Balance Sheet
(In thousands)

	April 3, 2004	January 3, 2004
Assets
Current assets
Cash and short-term investments	$72,370	$58,953
Accounts receivable, net	35,226	33,507
Inventories	17,888	18,402
Deferred taxes and other current assets	8,545	8,533

Total current assets	134,029	119,395
Property, plant and equipment, net	23,966	25,489
Goodwill and intangibles, net	115,337	116,455
Deferred taxes and other assets	17,577	17,988

Total assets	$290,909	$279,327

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,636	$4,621
Accrued liabilities and taxes	22,148	17,996
Current portion of notes payable	7,364	7,159

Total current liabilities	33,148	29,776
Long-term notes payable	7,363	9,205
Stockholders’ equity	250,398	240,346

Total liabilities and stockholders’ equity	$290,909	$279,327

American Medical Systems
April 29, 2004

American Medical Systems Holdings Inc.
Condensed Statements of Cash Flows
(In thousands)

	Three months ended March
	2004	2003
Cash flows from operating activities
Net income	$8,027	$5,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,688	1,383
Amortization of intangibles, including deferred financing costs	1,105	1,136
Non-cash deferred compensation	8	46
Income tax benefit related to stock option plans	763	170
Change in net deferred taxes	(290)	(83)
Changes in operating assets and liabilities	2,261	(2,194)

Net cash provided by operating activities	13,562	5,912
Cash flows from investing activities
Purchase of property, plant and equipment	$(165)	$(707)
Purchase of businesses, net of cash acquired	—	(40,698)

Net cash used in investing activities	(165)	(41,405)
Cash flows from financing activities
Issuance of common stock	$1,674	$570
Payments on long-term debt	(1,637)	(1,956)

Net cash provided by (used in) financing activities	37	(1,386)
Effect of exchange rates	(17)	217

Net increase (decrease) in cash and cash equivalents	$13,417	($36,662)

American Medical Systems
April 29, 2004

American Medical Systems Holdings Inc.
Selected Sales Information
(In thousands)

	Three months ended March
	2004	2003
Sales
Product line
Men’s health
Erectile restoration	$17,465	$17,852
Continence	12,166	10,032
Prostate treatment	1,166	1,199

Total men’s health	30,797	29,083
Women’s health	16,516	10,264

Total	$47,313	$39,347

Geography
United States	$36,598	$32,347
Outside United States	10,715	7,000

Total	$47,313	$39,347

Percent of total sales
Product line
Men’s health
Erectile restoration	37%	45%
Continence	26%	26%
Prostate treatment	2%	3%

Total men’s health	65%	74%
Women’s health	35%	26%

Total	100%	100%

Geography
United States	77%	82%
Outside United States	23%	18%

Total	100%	100%